UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 14, 2017

BP Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-38260	82-1646447
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Westlake Park Boulevard Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 366-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indemnification Agreement

The description of the Indemnification Agreement (as defined below) under Item 5.02 is incorporated in this Item 1.01 by reference. A copy of the Indemnification Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

On October 30, 2017, in connection with the closing of BP Midstream Partners LP’s (the “Partnership”) initial public offering (the “Offering”), the Partnership entered into a Contribution, Assignment and Assumption Agreement (the “Contribution Agreement”) with BP Midstream Partners GP LLC (the “General Partner”), BP Midstream Partners Holdings LLC (“BP Holdco”), BP Pipelines (North America) Inc. and The Standard Oil Company.

Immediately prior to the closing of the Offering and pursuant to the Contribution Agreement, the Partnership issued to BP Holdco (i) 3,500,535 common units and 52,375,535 subordinated units, representing a recapitalized 53.3% limited partner interest in the Partnership (before giving effect to any exercise of the Over Allotment Option and the Deferred Issuance and Distribution (each as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 30, 2017 (the “Partnership Agreement”)) and (ii) the right to receive the issuance of additional common units described in clause (a) of the definition of “Deferred Issuance and Distribution” in the Partnership Agreement.

On November 24, 2017, in connection with the Deferred Issuance and Distribution and the expiration of the underwriters’ Over Allotment Option, the Partnership issued to BP Holdco the remaining 1,080,642 common units that were not purchased by the underwriters in connection with the Over Allotment Option.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

The foregoing transactions were undertaken in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended. The Partnership believes that exemptions other than the foregoing exemption may exist for these transactions.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective November 14, 2017, BP Holdco, in its capacity as the sole member of the General Partner, appointed Robert A. Malone to the Board of Directors of the General Partner (the “Board”). The Board has determined that Mr. Malone qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the applicable listing standards of the New York Stock Exchange. Mr. Malone was appointed to serve as Chairman of the Board’s audit committee.

In connection with his appointment, Mr. Malone entered into an indemnification agreement with the Partnership and the General Partner (the “Indemnification Agreement”), which requires the General Partner and the Partnership to indemnify him to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Partnership, and to advance expenses incurred as a result of any proceeding against them as to which he could be indemnified. The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

In connection with his appointment, Mr. Malone will receive a grant by the General Partner of 4,302 phantom units under the BP Midstream Partners LP 2017 Long-Term Incentive Plan (the “LTIP”). Mr. Malone will also receive an annual compensation package, initially consisting of up to $85,000 in cash compensation and a grant of phantom units under the LTIP valued at approximately $75,000, and will be reimbursed for out-of-pocket expenses in connection with attending meetings of the Board and committee meetings. The phantom units granted under the LTIP will vest on the first anniversary of the date of grant but shall not be settled until the second anniversary of such vesting date, provided Mr. Malone has fulfilled certain service and other requirements.

There are no arrangements or understandings between Mr. Malone and any other persons pursuant to which Mr. Malone was selected as a director. There are no relationships between Mr. Malone and the Partnership or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

10.1	Contribution, Assignment and Assumption Agreement dated October 30, 2017 by and among BP Pipelines (North America) Inc., BP Midstream Partners GP LLC, BP Midstream Partners LP, BP Midstream Partners Holdings LLC and The Standard Oil Company (incorporated by reference to Exhibit 10.1 of the Partnership’s Current Report on Form 8-K (File No. 001-38260), filed with the SEC on November 1, 2017).

10.2	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to BP Midstream Partners LP’s Registration Statement on Form S-1, filed on September 25, 2017, File No. 333-220407).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BP MIDSTREAM PARTNERS LP

By:	BP Midstream Partners GP LLC, its general partner

By:	/s/ Hans F. Boas
Hans F. Boas
Chief Legal Counsel and Secretary

Date: November 28, 2017